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                             O'Melveny & Myers LLP

CENTURY CITY                 400 South Hope Street                             WASHINGTON, D.C.
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NEW YORK                     FACSIMILE  (213) 430-6407                         SHANGHAI
SAN FRANCISCO                INTERNET: www.omm.com                             TOKYO
TYSONS CORNER

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March 5, 2001

The New Economy Fund
333 South Hope Street
Los Angeles, California  90071

Dear Ladies and Gentlemen:

At your request, we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 26 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of Class C shares of beneficial interest without par value (the "Class C Shares") and an indefinite number of Class F shares of beneficial interest without par value (the "Class F Shares"). We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the Class C Shares and the Class F Shares.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Aspen Law & Business, supp. 2000). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

We note that, pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Section 5.1 of your Restatement of Declaration of Trust provides that no shareholder shall be subject to any personal liability whatsoever in connection with trust property or the acts, omissions, obligations or affairs of the trust, and further provides that the trust shall indemnify and hold harmless each shareholder from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.

Based upon our examination and upon our knowledge of your activities, it is our opinion that the Class C Shares and Class F Shares, upon issuance and sale in the manner described in the Registration Statement, will constitute validly issued, fully paid and nonassessable Class C Shares of beneficial interest and Class F Shares of beneficial interest.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP
O'Melveny & Myers LLP